Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

F45 TRAINING HOLDINGS INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

F45 Training Holdings Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article 11:

“11. Payments in Connection with Crescent Acquisition Corp Merger. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, including Article 4, Section 4.1(c), in the event of the consummation of the merger (the “Merger”) of Function Acquisition I Corp, a Delaware corporation (“First Merger Sub”), with and into the Corporation, pursuant to the Agreement and Plan of Merger, dated as of June 24, 2020, by and among Crescent Acquisition Corp, a Delaware corporation, First Merger Sub, Function Acquisition II LLC, a Delaware limited liability company, the Corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders (as it may be amended from time to time, the “Merger Agreement”), (i) the holders of shares of Common Stock and Preferred Stock shall not be entitled to receive any amounts or consideration on account of such shares in connection with the Merger as provided in Article 4, Section 4.1(c), but shall only be entitled to receive such amounts as are provided pursuant to Section 2.6 of the Merger Agreement and as are set forth in the Final Spreadsheet delivered pursuant to Section 1.2 of the Merger Agreement, and (ii) the Merger shall not be a Deemed Liquidation Event pursuant to Section 4.1(c).”

2. The foregoing amendment was duly adopted and approved in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment the 25th day of June, 2020.

F45 TRAINING HOLDINGS INC.

By:	/s/ Patrick Grosso
Name: Patrick Grosso
Title: Chief Legal Officer